Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Improved Nine Month and Third Quarter Results
Richmond, VA February 7, 2017/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the nine months ended December 31, 2016, was $73.4 million, or $2.63 per diluted share, compared with $61.1 million, or $2.18 per diluted share for the same period last year.  Operating income for the nine months ended December 31, 2016, of $118.5 million increased by $17.3 million compared to the nine months ended December 31, 2015.  For the third fiscal quarter ended December 31, 2016, net income was $53.6 million, or $1.92 per diluted share, compared with net income for the prior year’s third quarter of $44.5 million, or $1.60 per diluted share. Operating income for the quarter ended December 31, 2016, increased by $14.0 million to $83.2 million compared to the three months ended December 31, 2015. Segment operating income for the nine months ended December 31, 2016, was $128.0 million, an increase of $25.3 million, and for the quarter ended December 31, 2016, was $87.9 million, an increase of $19.7 million, both compared to the same periods last fiscal year.  Those increases resulted from earnings improvements in all segments in the nine months ended December 31, 2016, and in the Other Regions and the Other Tobacco Operations segments, offset in part by a decline in the North America segment, in the three months ended December 31, 2016. Consolidated revenues increased by $104.8 million to $1.4 billion for the nine months ended December 31, 2016, and by $84.2 million to $668.8 million for the three months ended December 31, 2016, compared to the same periods in the prior year, mostly as a result of higher volumes.

Mr. Freeman stated, “We are pleased with the performance of our operations thus far this fiscal year, particularly in light of difficult supply conditions, including the weather-related crop reduction in Brazil. Despite these headwinds, we have been able to secure some additional sales which have helped to increase our volumes handled so far this fiscal year. In addition, our third fiscal quarter this year benefited from

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Universal Corporation

higher volumes mainly due to earlier shipping patterns than those of the prior year. We expect our volumes for the fourth quarter of fiscal year 2017 to be lower than those achieved in the fourth quarter of the prior year, given our reduced buying program in Brazil this fiscal year, and some earlier shipments from other origins. Last fiscal year’s fourth quarter volumes were exceptionally strong for us and included significant volumes from Brazil. However, we now believe our total lamina volumes for fiscal year 2017 will be only modestly lower than those volumes in fiscal year 2016.

“Our cash flows from operations were strong for the nine months ended December 31, 2016, largely due to our reduced working capital requirements this fiscal year on fewer purchases in Brazil and earlier shipment timing in some origins. As a result, our cash balances have increased, and our seasonal borrowing requirements have decreased this fiscal year. In addition, our uncommitted inventory levels at December 31, 2016, remain within our target range and are approximately $8 million below our December 31, 2015 levels.

“We continue to work to deliver value to our shareholders and maintain our strong capital structure, which had included 6.75% convertible preferred stock requiring dividend payments of about $15 million per annum. In December 2016, we received voluntary conversion requests for about half of the outstanding shares of preferred stock. We settled those requests by issuing approximately 2.5 million shares of common stock, which will be eligible for common dividends, for those shares of preferred stock. Subsequently, in our fourth fiscal quarter, we elected to exercise a mandatory conversion of the remaining outstanding shares of our preferred stock. This mandatory conversion was settled in cash rather than shares of common stock at a cost of approximately $178 million on January 31, 2017. By using cash on hand for the mandatory conversion instead of issuing shares of common stock, we believe that we increased the value of common shareholders’ investment in our Company while maintaining the strength of our balance sheet.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

The Other Regions segment operating income increased by $8.7 million to $96.4 million for the nine months, and by $19.8 million to $81.1 million for the quarter ended December 31, 2016, compared to the same periods in the prior fiscal year.  Both periods benefited from strong third quarter results, including higher sales volumes, lower selling, general, and administrative expenses, and the receipt of distributions from unconsolidated subsidiaries received during the second fiscal quarter in the prior year. The third quarter volume increases were mainly driven by the Africa region, with higher shipments due in part to earlier shipment timing this year. Those volume improvements were partly offset by declines in South America, on lower volumes and higher factory unit costs as a result of the reduced buying program and fewer third-party processing volumes there this year. Asia results were down for the nine months on lower current crop sales despite stronger third quarter volumes. Selling, general, and administrative costs for the nine months ended December 31, 2016, were significantly lower, primarily from the reversal of value-added tax reserves, and favorable comparison to costs incurred in fiscal year 2016 to settle third party challenges to the property rights and valuation of land. Selling, general, and administrative expenses decreased slightly for the third fiscal quarter compared to the prior year from recoveries on customer receivables, partially offset by higher currency remeasurement and exchange losses. Revenues for the Other Regions segment for the nine months ended December 31, 2016, were down by $16.6 million to $992.6 million compared to the same period last year, as slightly higher volumes were more than offset by lower green prices and reduced processing revenue. For the third quarter of fiscal year 2017, revenues increased by $35.3 million to $496.0 million driven by the higher sales volumes, offset in part by lower overall green leaf prices, as well as the receipt of distributions from unconsolidated subsidiaries.

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Universal Corporation

NORTH AMERICA:
North America segment operating income of $21.4 million for the nine months ended December 31, 2016, increased by $8.5 million, compared with the same period in the previous year, reflecting higher volumes. Segment operating income of $1.0 million for the third fiscal quarter of 2017 declined by $4.7 million compared with the prior year. Despite higher volumes, results for the quarter were hampered by reduced factory yields and inventory writedowns from weather-affected U.S. crops, a less favorable product mix, as well as negative comparisons from the timing of export sales in Guatemala and Mexico, which fell into the second fiscal quarter this year. Selling, general and administrative costs were relatively flat for both the three- and nine-month comparative periods. Segment revenues increased by $67.2 million to $246.7 million for the nine months and by $11.7 million to $93.2 million for the third quarter of fiscal year 2017, compared with the same periods in fiscal year 2016, on those higher volumes, partly offset by lower average green leaf prices and a less favorable product mix.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment’s operating income increased by $8.1 million to $10.2 million for the nine months and by $4.7 million to $5.8 million for the third fiscal quarter ended December 31, 2016, compared with the same periods last fiscal year. In both periods, earnings improved for the dark tobacco operations on higher volumes, due in part to recovery in Indonesia where certain crops had been damaged by volcanic ash last year. Earnings for the oriental joint venture increased on a better sales mix for the nine months and higher volumes from some earlier shipment timing for the third fiscal quarter, as well as favorable comparisons to tax accruals in the prior year for both periods. For the nine months ended December 31, 2016, the special services group saw higher losses primarily for the new food ingredients business, compared with the prior year. Selling, general, and administrative costs for the segment were relatively flat for both the nine months and third fiscal quarter of the current year compared with the previous year. Revenues for the Other Tobacco Operations segment were up by $54.2 million to $181.9 million for the nine months, and by $37.2 million to $79.6 million for the third fiscal quarter ended December 31, 2016, mostly due to increased volumes and the timing of shipments of oriental tobaccos into the United States, as well as the higher volumes for the dark tobacco operations, compared to the same periods in the prior year.

OTHER ITEMS:
Cost of goods sold increased by about 9% to $1.1 billion for the nine months ended December 31, 2016, and by about 15% to $533.3 million for the third quarter of fiscal year 2017 compared with the same periods in fiscal year 2016. For both periods, the increase reflected higher leaf sales volumes. Selling, general, and administrative costs declined by $13.1 million in the nine months ended December 31, 2016, and by $2.0 million for the third fiscal quarter compared with the same periods in the prior fiscal year. In the nine months ended December 31, 2016, benefits were achieved from a combination of items, including a favorable comparison to costs incurred in the second quarter of fiscal year 2016 to settle third party challenges to the property rights and valuation of a large tract of forestry land, and the reversal in the second quarter of fiscal year 2017 of value-added tax reserves. In the third fiscal quarter of 2017, selling, general, and administrative expenses decreased on recoveries on customer receivables and lower compensation costs, partially offset by higher currency remeasurement and exchange losses, mainly in Africa and Europe.

The consolidated effective income tax rates were approximately 32% and 33% for the quarter and nine months ended December 31, 2016, respectively, and for the quarter and nine-month periods ended December 31, 2015, were approximately 32% and 29%, respectively.   Income taxes for those periods in both fiscal years were lower than the 35% federal statutory rate on a combination of lower net effective tax

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Universal Corporation

rates on income from certain foreign subsidiaries, and effects of changes in local currency exchange rates on deferred income tax balances.

Results for the nine months and third fiscal quarter ended December 31, 2016 included restructuring and impairment costs of $3.9 million ($0.09 per diluted share) and  $0.2 million ($0.00 per diluted share), respectively. Results for the nine months ended December 31, 2015, included restructuring and impairment costs of $2.4 million ($0.07 per diluted share) and a gain of $3.4 million on remeasuring the Company’s interest in a tobacco processing joint venture to fair value upon acquiring our partner’s 50% ownership in the third fiscal quarter ($0.10 for the nine months and $0.08 for the quarter per diluted share).

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

At 5:00 p.m. (Eastern Time) on February 7, 2017, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 6, 2017. A taped replay of the call will be available through February 21, 2017, by dialing (855) 859-2056. The confirmation number to access the replay is 63971570.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2016, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$668,771	$584,592	$1,421,188	$1,316,393
Costs and expenses
Cost of goods sold	533,318	464,686	1,145,694	1,050,004
Selling, general and administrative expenses	52,068	54,081	153,101	166,187
Other income	—	(3,390)	—	(3,390)
Restructuring and impairment costs	178	—	3,860	2,389
Operating income	83,207	69,215	118,533	101,203
Equity in pretax earnings of unconsolidated affiliates	4,495	2,326	5,625	2,556
Interest income	482	452	1,116	896
Interest expense	4,051	3,937	12,440	11,733
Income before income taxes	84,133	68,056	112,834	92,922
Income tax expense	27,071	21,441	36,778	27,368
Net income	57,062	46,615	76,056	65,554
Less: net income attributable to noncontrolling interests in subsidiaries	(3,415)	(2,081)	(2,621)	(4,502)
Net income attributable to Universal Corporation	53,647	44,534	73,435	61,052
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,687)	(11,061)	(11,061)
Earnings available to Universal Corporation common shareholders	$49,960	$40,847	$62,374	$49,991

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$2.17	$1.80	$2.73	$2.20
Diluted	$1.92	$1.60	$2.63	$2.18

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2016	2015	2016
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$411,507	$167,625	$319,447
Accounts receivable, net	280,978	267,632	428,659
Advances to suppliers, net	93,175	84,905	101,890
Accounts receivable—unconsolidated affiliates	2,073	762	2,316
Inventories—at lower of cost or market:
Tobacco	736,368	965,917	637,132
Other	67,638	65,123	60,888
Prepaid income taxes	11,419	16,359	17,814
Other current assets	61,856	67,456	70,400
Total current assets	1,665,014	1,635,779	1,638,546

Property, plant and equipment
Land	22,760	22,870	22,987
Buildings	264,485	256,970	264,838
Machinery and equipment	603,860	591,292	591,327
	891,105	871,132	879,152
Less: accumulated depreciation	(569,697)	(545,518)	(553,265)
	321,408	325,614	325,887
Other assets
Goodwill and other intangibles	98,869	99,035	99,071
Investments in unconsolidated affiliates	75,574	75,351	82,441
Deferred income taxes	24,266	38,750	23,853
Other noncurrent assets	41,798	52,245	61,379
	240,507	265,381	266,744

Total assets	$2,226,929	$2,226,774	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2016	2015	2016
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$52,052	$65,894	$66,179
Accounts payable and accrued expenses	131,925	132,572	120,527
Accounts payable—unconsolidated affiliates	10,522	21,768	8,343
Customer advances and deposits	14,201	41,209	16,438
Accrued compensation	22,800	20,681	27,593
Income taxes payable	7,239	5,893	7,190
Current portion of long-term debt	—	—	—
Total current liabilities	238,739	288,017	246,270

Long-term debt	368,645	368,292	368,380
Pensions and other postretirement benefits	78,930	90,643	92,177
Other long-term liabilities	30,038	33,179	41,794
Deferred income taxes	29,075	27,447	29,494
Total liabilities	745,427	807,578	778,115

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 107,418 shares issued and outstanding (218,490 at December 31, 2015 and March 31, 2016)	104,012	211,562	211,562
Common stock, no par value, 100,000,000 shares authorized, 25,270,976 shares issued and outstanding (22,717,448 at December 31, 2015, and 22,717,735 at March 31, 2016)	319,509	206,941	208,946
Retained earnings	1,090,148	1,033,986	1,066,064
Accumulated other comprehensive loss	(71,723)	(70,439)	(72,350)
Total Universal Corporation shareholders' equity	1,441,946	1,382,050	1,414,222
Noncontrolling interests in subsidiaries	39,556	37,146	38,840
Total shareholders' equity	1,481,502	1,419,196	1,453,062

Total liabilities and shareholders' equity	$2,226,929	$2,226,774	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2016	2015
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,056	$65,554
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	26,107	27,221
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	414	(1,026)
Foreign currency remeasurement loss (gain), net	12,493	21,492
Fair value gain upon acquisition of partner's interest in joint venture	—	(3,390)
Restructuring and impairment costs	3,860	2,389
Other, net	7,290	18,004
Changes in operating assets and liabilities, net	56,533	(120,045)
Net cash provided by operating activities	182,753	10,199

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(28,544)	(38,504)
Purchase of partner's interest in joint venture, net of cash held by the business	—	(5,964)
Proceeds from sale of property, plant and equipment	665	1,380
Other	—	(398)
Net cash used by investing activities	(27,879)	(43,486)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(11,299)	4,168
Dividends paid to noncontrolling interests	(1,260)	(1,260)
Dividends paid on convertible perpetual preferred stock	(11,061)	(11,061)
Dividends paid on common stock	(36,181)	(35,349)
Other	(2,256)	(3,736)
Net cash used by financing activities	(62,057)	(47,238)

Effect of exchange rate changes on cash	(757)	(633)
Net increase (decrease) in cash and cash equivalents	92,060	(81,158)
Cash and cash equivalents at beginning of year	319,447	248,783

Cash and cash equivalents at end of period	$411,507	$167,625

Non-cash Financing Transaction - The consolidated financial statements for the nine months ended December 31, 2016 include a non-cash reclassification of $107.6 million from preferred stock to common stock to reflect the conversion of 111,072 shares of the Company's outstanding Series B 6.75% Convertible Perpetual Preferred Stock into common stock.
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2016	2015	2016	2015

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$53,647	$44,534	$73,435	$61,052
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,687)	(11,061)	(11,061)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	49,960	40,847	62,374	49,991

Denominator for basic earnings per share
Weighted average shares outstanding	22,982,473	22,717,043	22,831,717	22,671,943

Basic earnings per share	$2.17	$1.80	$2.73	$2.20

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$49,960	$40,847	$62,374	$49,991
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,687	3,687	11,061	—
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	53,647	44,534	73,435	49,991

Denominator for diluted earnings per share
Weighted average shares outstanding	22,982,473	22,717,043	22,831,717	22,671,943
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,693,155	4,857,262	4,816,904	—
Employee share-based awards	320,955	280,603	318,594	285,107
Denominator for diluted earnings per share	27,996,583	27,854,908	27,967,215	22,957,050

Diluted earnings per share	$1.92	$1.60	$2.63	$2.18

In December 2016, 111,072 shares of the Company’s Series B 6.75% Convertible Perpetual Preferred Stock were converted into approximately 2.5 million of the Company's common stock. The effect from the conversion on the computation of basic and diluted earnings per share for the three and nine months ended December 31, 2016, is included in the table above.

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2016	2015	2016	2015

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$93,198	$81,463	$246,669	$179,456
Other Regions (1)	495,982	460,729	992,574	1,009,162
Subtotal	589,180	542,192	1,239,243	1,188,618
Other Tobacco Operations (2)	79,591	42,400	181,945	127,775
Consolidated sales and other operating revenues	$668,771	$584,592	$1,421,188	$1,316,393

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$1,025	$5,750	$21,404	$12,949
Other Regions (1)	81,074	61,318	96,399	87,673
Subtotal	82,099	67,068	117,803	100,622
Other Tobacco Operations (2)	5,781	1,083	10,215	2,136
Segment operating income	87,880	68,151	128,018	102,758
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(4,495)	(2,326)	(5,625)	(2,556)
Restructuring and impairment costs (4)	(178)	—	(3,860)	(2,389)
Add: Other income (5)	—	3,390	—	3,390
Consolidated operating income	$83,207	$69,215	$118,533	$101,203

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

(5)
Other income represents a gain from remeasuring to fair value the Company's original 50% ownership interest in Procesadora Unitab, S.A., a tobacco processing joint venture in Guatemala, upon acquiring the 50% interest held by the Company's joint venture partner. This item is excluded from segment operating income, but is included in consolidated operating income in the consolidated statements of income and comprehensive income.

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